QUEST DIAGNOSTICS UPDATES OUTLOOK FOR FULL YEAR 2021

•Revenues for full year 2021 now expected to be $9.84-$10.09 billion compared to the previous outlook of $9.54-$9.79 billion
•Reported diluted earnings per share (EPS) for full year 2021 now expected to be $12.54-$13.24 compared to the previous outlook of $11.48-$12.18
•Adjusted diluted EPS for full year 2021 now expected to be $11.65-$12.35 compared to the previous outlook of $10.65-$11.35
•Cash provided by operations for full year 2021 now expected to be at least $2.0 billion compared to the previous outlook of at least $1.9 billion

SECAUCUS, N.J., September 9, 2021 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, today updated its financial outlook for full year 2021.

Since the company reported its financial performance for the second quarter of 2021 on July 22, 2021, COVID-19 molecular testing volumes were stronger than anticipated through the end of August and are expected to continue to be stronger than anticipated because of the surge of the Delta variant. The low end of the company’s outlook now assumes average COVID-19 volumes of at least 40,000 molecular tests per day for the second half of the year. Organic testing volumes in the company's base business (excluding COVID-19 molecular and antibody testing and the impact of recent acquisitions) remain consistent with its previous outlook.

Updated Outlook for Full Year 2021

The company revised its full year 2021 outlook as follows:

	Updated Outlook		Previous Outlook
	Low	High	Low	High
Net revenues	$9.84 billion	$10.09 billion	$9.54 billion	$9.79 billion
Net revenues increase	4.3%	6.9%	1.1%	3.7%
Reported diluted EPS	$12.54	$13.24	$11.48	$12.18
Adjusted diluted EPS	$11.65	$12.35	$10.65	$11.35
Cash provided by operations	At least $2.0 billion		At least $1.9 billion
Capital expenditures	Approximately $400 million		Approximately $400 million

The company is scheduled to participate in the Morgan Stanley 19th Annual Global Healthcare Conference today at 9:30 a.m. Eastern Time. The presentation will be webcast live during the conference and will be available on the company’s investor relations page which can be accessed at ir.QuestDiagnostics.com. During the discussion, the company’s management plans to discuss the company's vision, goals and two-point strategy to accelerate growth and drive operational excellence, as well as the company's current perspective on the impact of the COVID-19 pandemic.

Management continues to believe that the COVID-19 pandemic's impact on its future operating results, cash flows and/or financial condition will be primarily driven by a number of factors beyond the company’s knowledge and control, including: the pandemic's severity and duration; healthcare insurer, government, and client payer reimbursement rates for COVID-19 molecular tests; the pandemic's impact on the U.S. healthcare system and the U.S. economy; and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic including the impact of vaccination efforts.

Note on Non-GAAP Financial Measures

As used in this press release the term “reported” refers to measures under accounting principles generally accepted in the United States (“GAAP”). The term “adjusted” refers to non-GAAP operating performance measures that exclude special items such as restructuring and integration charges, certain financial impacts resulting from the COVID-19 pandemic, amortization expense, excess tax benefits ("ETB") associated with stock-based compensation, costs associated with donations, contributions and other financial support through Quest for Health Equity, the company’s initiative with the Quest Diagnostics Foundation to reduce health disparities in underserved communities, a gain on the sale of an ownership interest in a joint venture and other items.

Non-GAAP adjusted measures are presented because management believes those measures are useful adjuncts to GAAP results. Non-GAAP adjusted measures should not be considered as an alternative to the corresponding measures determined under GAAP. Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts; and for incentive compensation purposes. We believe that these non-GAAP measures are useful to investors and analysts to evaluate our performance period over period and relative to competitors, as well as to analyze the underlying trends in our business and to assess our performance. The additional table attached below includes a reconciliation of non-GAAP adjusted measures to GAAP measures.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes. Derived from the world's largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management. Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our nearly 50,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

Forward Looking Statements

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, impacts of the COVID-19 pandemic and measures taken in response, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, the complexity of billing, reimbursement and revenue recognition for clinical laboratory testing, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company's most recently filed Annual Report on Form 10-K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

For further information: Denny Moynihan, Quest Diagnostics (Media): 973-520-2800, Shawn Bevec, Quest Diagnostics (Investors): 973-520-2900

ADDITIONAL TABLES FOLLOW

The outlook for adjusted diluted EPS represents management’s estimates for the full year 2021 before the impact of special items. Further impacts to earnings related to special items may occur throughout 2021. Additionally, the amount of ETB is dependent upon employee stock option exercises and the company's stock price, which are difficult to predict. The following table reconciles our full year 2021 outlook for adjusted diluted EPS to the corresponding amounts determined under GAAP:

	Low	High
Diluted EPS	$12.54	$13.24
Restructuring and integration charges (a)	0.46	0.46
COVID-19 impact (b)	0.03	0.03
Amortization expense (c)	0.62	0.62
Costs associated with Quest for Health Equity (d)	0.15	0.15
Gain on sale of ownership in joint venture (e)	(2.02)	(2.02)
ETB	(0.13)	(0.13)
Adjusted diluted EPS	$11.65	$12.35

(a)Represents estimated pre-tax charges of $75 million primarily associated with workforce reductions, systems conversions and integration costs incurred in connection with further restructuring and integrating our business and impairment charges. Income tax benefits were calculated using a combined statutory income tax rate of 25.5%.

(b)Represents estimated pre-tax charges of $4 million associated with the impact of certain items resulting from the COVID-19 pandemic. Income tax benefits were calculated using a combined statutory income tax rate of 25.5%.

(c)Represents the estimated impact of amortization expense on the calculation of adjusted diluted EPS. Income tax benefits were calculated using a combined statutory income tax rate of 25.5%.

Amortization of intangible assets	$104
Amortization expense included in equity in earnings of equity method investees, net of taxes	2
Total pre-tax amortization expense	$106

Total amortization expense, net of an estimated tax benefit using a combined statutory income tax rate of 25.5%	$79

(d)Represents estimated pre-tax charges of $25 million associated with donations, contributions and other financial support through Quest for Health Equity. Income tax benefits were calculated using a combined statutory income tax rate of 25.5%.

(e)Represents a pre-tax gain of $314 million recorded in other income (expense), net following the sale of the company's 40% ownership in Q2 Solutions®. Income tax expense on the transaction resulted in an effective income tax rate of 17.6%.

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